PURCHASE AGREEMENT

                              Among

                  Alliance Entertainment Corp.,

                               and

          Cypress Ventures, Inc., on behalf of itself and
           an affiliate of Wasserstein Perella Group, Inc.
                  to be designated at a future date.



                      Dated as of August 19, 1997

Section                                                                 Page


                          TABLE OF CONTENTS

Section                                                                 Page
                             ARTICLE I

                            DEFINITIONS

1.01.  Certain Defined Terms...........................................  1

                             ARTICLE II

                          PURCHASE AND SALE

2.01.  Purchase and Sale of the Interests .............................  6
2.02.  Purchase Price..................................................  6
2.03.  Closing.........................................................  6
2.04.  Closing Deliveries by the Seller................................  7
2.05.  Closing Deliveries by the Purchaser.............................  7

                             ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.01.  Organization, Authority and Qualification of the Company.........  8
3.02.  Organization, Authority and Qualification of the Seller..........  8
3.03.  Interests........................................................  8
3.04.  No Conflict......................................................  9
3.05.  Governmental Consents and Approvals..............................  9
3.06.  Financial Information, Books and Records.........................  9
3.07.  No Undisclosed Liabilities....................................... 10
3.08.  Receivables...................................................... 10
3.09.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and
              Conditions................................................ 10
3.10.  Litigation....................................................... 12
3.11.  Compliance with Laws............................................. 12
3.12.  Material Contracts............................................... 13
3.13.  Intellectual Property............................................ 14
3.14.  Assets .......................................................... 14
3.15.  Employee Benefit Plans; Labor Matters............................ 15
3.16.  Taxes  .......................................................... 16

Section                                                                 Page

3.17.  Insurance........................................................ 16
3.18.  Full Disclosure.................................................. 16
3.19.  Brokers.......................................................... 16

                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser..... ................ 17
4.02.  No Conflict...................................................... 17
4.03.  Governmental Consents and Approvals.............................. 17
4.04.  Brokers.......................................................... 18

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

5.01.  Conduct of Business Prior to the Closing......................... 18
5.02.  Access to Information............................................ 18
5.03.  Confidentiality.................................................. 19
5.04.  Regulatory and Other Authorizations; Notices and Consents........ 20
5.05.  Notice of Developments........................................... 20
5.06.  Use of Intellectual Property..................................... 20
5.07.  No Solicitation.................................................. 20
5.08.  Obtaining the Order.............................................. 21
5.09.  Distribution Arrangements........................................ 21
5.10.  Tax Matters...................................................... 21
5.11.  Section 754 Elections............................................ 22
5.12.  Record Purchase.................................................. 22
5.13.  Funding.......................................................... 23
5.14.  Alternative Transactions......................................... 23
5.15.  Support Services................................................. 23
5.16.  Intercompany Accounts............................................ 23
5.17.  Certain Consents................................................. 23
5.18.  Seller Board of Directors........................................ 24

                                 ARTICLE VI

                            CONDITIONS TO CLOSING

6.01.  Conditions to Obligations of the Seller.......................... 24

Section                                                                 Page

6.02.  Conditions to Obligations of the Purchaser....................... 25

                                 ARTICLE VII

                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.01.  Survival of Representations and Warranties....................... 27

                                 ARTICLE VIII

                            TERMINATION AND WAIVER

8.01.  Termination...................................................... 27
8.02.  Effect of Termination............................................ 28
8.03.  Waiver .......................................................... 28

                                 ARTICLE IX

                              GENERAL PROVISIONS

9.01.  Expenses......................................................... 28
9.02.  Notices.......................................................... 29
9.03.  Public Announcements............................................. 30
9.04.  Headings......................................................... 30
9.05.  Severability..................................................... 30
9.06.  Entire Agreement................................................. 30
9.07.  Assignment....................................................... 30
9.08.  No Third Party Beneficiaries..................................... 31
9.09.  Amendment........................................................ 31
9.10.  Governing Law.................................................... 31
9.11.  Counterparts..................................................... 31
9.12.  Specific Performance............................................. 31

                              PURCHASE AGREEMENT

     AGREEMENT made as of this 19th day of August, 1997 by and among ALLIANCE ENTERTAINMENT CORP., a Delaware corporation (the "Seller"), and Cypress Ventures, Inc., a Delaware corporation on behalf of itself and an Affiliate of Wasserstein Perella Group, Inc. to be designated at a future date (the "Purchaser").

     WHEREAS, Red Ant Box, Inc. has previously contributed all of its assets and liabilities to Red Ant, L.L.C., a Delaware limited liability company (the "Company"), and Red Ant Holdings, Inc. has previously contributed substantially all of its assets and liabilities to the Company;

     WHEREAS, Red Ant Box, Inc. and Red Ant Holdings, Inc., both wholly owned subsidiaries of the Seller, intend, prior to Closing, to distribute all of the membership interests (the "Interests") in the Company to the Seller in connection with the merger of Red Ant Box, Inc. and Red Ant Holdings, Inc. into Seller pursuant to Section 253 of the DGCL and Sections 332 and 337 of the Code;

     WHEREAS, the Interests are represented by 100 authorized and outstanding units (the "Units"), all of which will be owned by the Seller immediately prior to the Closing;

     WHEREAS, based on the representations, warranties and covenants herein contained, the Seller wishes to sell and the Purchaser desires to purchase 90 of the Units;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" or "this Agreement" means this Purchase Agreement between the Seller and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of
Section 9.09.

     "Alternative Transaction" has the meaning specified in Section 8.01(c).

     "Artist Agreement" means any agreement, including all amendments thereto, between the Company and artists (or third party furnishing companies) providing the Company the right to the recording services of one or more artists and/or the rights to the results and proceeds of such services, and the right to Masters embodying the performance of such artist(s), whether under a so-called exclusive recording agreement, production agreement, multi-artist production agreement, license agreement, label agreement, joint venture agreement or otherwise.

     "Artwork" means all photographs, negatives, photographic plates, covers, liner notes, text, advertising, point of purchase and promotional materials related to, and the art and designs contained in, the package containing the embodiment of Masters and Music Videos.

     "Assets" has the meaning specified in Section 3.14(a).

     "Balance Sheet" has the meaning specified in Section 3.06.

     "Bankruptcy Court" means the U.S. Bankruptcy Court for the Southern District of New York.

     "Business" means the business of and all other business which prior to the date hereof has been conducted by the Company.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

     "Closing" has the meaning specified in Section 2.03.

     "Closing Date" has the meaning specified in Section 2.03.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" has the meaning specified in the recitals to this Agreement.

     "Company Benefit Plans" has the meaning specified in Section 3.15.

     "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

     "DLJ" has the meaning specified in Section 3.19.

     "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Financial Statements" has the meaning specified in Section 3.06(a).

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases,
(d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock and (f) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed or supported directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, and all Indebtedness referred to in clauses (a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "Intellectual Property" means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (b) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (c) trade secrets and confidential, technical and business information, (d) whether or not confidential, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (e) Masters, (f) Music Videos,
(g) Artwork, (h) copies and tangible embodiments of all the foregoing, in whatever form or medium, (i) all rights to obtain and rights to register trademarks and copyrights, and (j) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

     "IRS" means the Internal Revenue Service of the United States.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Masters" means all master sound recordings from the inception of recording, whether or not coupled with a visual image, which are intended for the reproduction of Records and/or for any other form of exploitation, as well as outtakes, demos, alternative versions of masters and alternative mixes.

     "Material Adverse Effect" means any circumstance, change in, or effect on the Business or the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or the Company is, or could reasonably be expected to be, materially adverse to the business, operations, assets or Liabilities, prospects, results of operations or the financial condition of the Company.

     "Material Contracts" has the meaning specified in Section 3.12(a).

     "Music Videos" means all audiovisual materials, including without limitation so-called "long form" videos, embodying any Masters, including those audiovisual materials which were produced primarily for the purpose of advertising, promoting or otherwise exploiting any Masters.

     "Order" means the order of the Bankruptcy Court relating to the Seller and the Company, pursuant to Section 363 of the Bankruptcy Code, upon appropriate notice to such parties in interest, in the form attached hereto as Exhibit A.

     "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Promissory Note" has the meaning specified in Section 2.05(a).

     "Purchase Price" has the meaning specified in Section 2.02.

     "Purchaser" has the meaning specified in the recitals to this Agreement.

     "Purchaser Expenses" has the meaning specified in Section 8.01(c).

     "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company from the Seller, its Affiliates and third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

     "Records" means and includes all forms of sound and audio visual recordings and reproductions thereof of any kind, nature or description, now or hereafter known, manufactured by any means or method, now or hereafter known, for reproduction or recreation on any mediums or devices, now or hereafter known, including but not limited to, phonograph records, audio tapes, video cassettes, video discs, compact disc recordings and digital transmission, and which are intended primarily for personal use.

     "Regulations" means Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the code or other federal tax statutes.

     "Restated LLC Agreement" has the meaning specified in Section 2.04(d).

     "Returns" has the meaning specified in Section 5.10(a).

     "Seller" has the meaning specified in the recitals to this Agreement.

     "Subsidiaries" of a Person means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such person directly or indirectly through one or more intermediaries.

     "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     "Units" has the meaning specified in the recitals to this Agreement.

                                 ARTICLE II

                              PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of the Interests . Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, 90 of the Units.

     SECTION 2.02. Purchase Price. The aggregate purchase price for 90 of the Units shall be $1,050,000 (the "Purchase Price").

     SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VI (other than obligations to deliver opinions, certificates or documents at the Closing or conditions to be satisfied as of the Closing), or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

     (a) instruments evidencing transfer of the 90 Units;

     (b) a receipt for the Purchase Price;

     (c) the certificates and other documents required to be delivered pursuant to Section 6.02; and

     (d) an executed Second Amended and Restated Limited Liability Company Agreement of Red Ant, L.L.C. in the form of Exhibit B annexed hereto (the "Restated LLC Agreement").

     SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

     (a) the Purchase Price as follows: (i) $625,000 in cash and (ii) a promissory note made by the Purchaser in the principal amount of $425,000 payable to the Seller which will accrue interest at 8% per annum and be payable on the first anniversary of the Closing (the "Promissory Note");

     (b) a guaranty made by Wasserstein & Co. Inc., the parent of the Purchaser, in favor of the Seller, guaranteeing the Purchaser's obligations under the Promissory Note;

     (c) the certificates and other documents required to be delivered pursuant to Section 6.01;

     (d) an acknowledgement of the settlement set forth in Section 5.16 executed by the Company; and

     (e) an executed Restated LLC Agreement.

                               ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

     SECTION 3.01. Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. A true and correct copy of the Limited Liability Company Agreement, as in effect on the date hereof, has been delivered by the Company to the Purchaser. The Company has no Subsidiaries.

     SECTION 3.02. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Restated LLC Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its businesses makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or delay the consummation of the transactions contemplated hereby or the performance by the Seller of its obligations hereunder or materially and adversely affect the ability of the Company to conduct the Business. The execution and delivery of this Agreement and the Restated LLC Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement and the Restated LLC Agreement have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and the Restated LLC Agreement constitute a legal, valid and binding obligation of the Seller.

     SECTION 3.03. Interests. As of the Closing all of the Interests will be owned, beneficially and of record, by the Seller. The Company has 100 issued and outstanding Units.

     None of the Interests were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Interests or obligating the Seller or the Company to issue or sell any Interests, or any other interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Interests constitute all the issued and outstanding equity interests in the Company and are owned of record and beneficially solely by Red Ant Box and Red Ant Holdings free and clear of all Encumbrances. Upon consummation of all the transactions contemplated by Article II, the Purchaser will own 90 Units of the 100 issued and outstanding Units of the Company, free and clear of all Encumbrances. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the currently outstanding Interests.

     SECTION 3.04. No Conflict. The execution, delivery and performance of this Agreement and the Restated LLC Agreement by the Seller does not and will not
(a) violate, conflict with or result in the breach of any provision of the limited liability company agreement or certificate of formation (or similar organizational documents) of the Company, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Company or any of its assets, properties or businesses, including, without limitation, the Business, or (c) except as set forth in Section 3.04(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Interests or on any of the assets or properties of the Company pursuant to, any note, bond, mortgage or indenture, or material contract, joint venture agreement, agreement, lease, sublease, license, sublicense, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the Interests or any of such assets or properties is bound or affected.

     SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Restated LLC Agreement by the Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority other than the issuance of the Order.

     SECTION  3.06.  Financial  Information,  Books and  Records.  (a) Copies of
(i)the unaudited balance sheet of the Company for the fiscal year ended as of December 31, 1996, and the related unaudited statements of income, and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller's Accountants and (ii) the unaudited balance sheet of the Company as of June 30, 1997 (the "Balance Sheet"), and the related statements of income, and cash flows of the Company for the five months ended June 30, 1997, together with all related notes and schedules thereto (collectively referred to herein as the "Financial Statements") have been delivered by the Seller to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby subject to normal recurring adjustments that are not in the aggregate expected to have a Material Adverse Effect on the Company and
(iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Seller and the Company.

     (b) The books of account and other financial records of the Company: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company; (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good business and accounting practices.

     SECTION 3.07. No Undisclosed Liabilities. There are no Liabilities of the Company, other than Liabilities (i) reflected or reserved against on the Balance Sheet, (ii) disclosed in Section 3.07 of the Disclosure Schedule or
(iii) incurred since the date of this Agreement in the ordinary course of the business, consistent with the past practice, of the Company and which do not and could not have a Material Adverse Effect. Reserves are reflected on the Balance Sheet against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with U.S. GAAP.

     SECTION 3.08. Receivables. Except to the extent, if any, reserved for on the Balance Sheet or set forth in Section 3.08 of the Disclosure Schedule, all Receivables reflected on the Balance Sheet arose from, and the Receivables existing on the Closing Date have arisen from, the sale of inventory or services in the ordinary course of the Business consistent with past practice and, except as reserved against or as noted on the Balance Sheet, constitute only valid, undisputed claims of the Company not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. All Receivables reflected on the Balance Sheet or arising from the date thereof (subject to the reserve for bad debts, if any, reflected on the Balance Sheet) arose from bona fide transactions in the ordinary course of the business of the Company and represent credit extended in a manner consistent with past trade and credit practices of the Company.

     SECTION 3.09. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the date of the Balance Sheet, except as disclosed in Section 3.09 of the Disclosure Schedule, the business of the Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 3.09 of the Disclosure Schedule, since the date of the Balance Sheet, the Company has not:

     (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any Encumbrance, other than Encumbrances that will be released at or prior to the Closing;

     (ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet;

     (iii) incurred any Indebtedness or made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of any Person;

     (iv) redeemed any of the Interests (or any other equity security) or declared or made distributions or dividends (whether in cash, securities or other property) to the holders of the Interests (or any other equity security) of the Company or otherwise;

     (v) merged with, entered into a consolidation with or acquired an interest in any Person or acquired any portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

     (vi) made any capital expenditure or advance or commitment for any capital expenditure or advance in excess of $50,000 individually or $500,000 in the aggregate;

     (vii) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of inventories in the ordinary course of business consistent with past practice;

     (viii) issued or sold any interests, capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company;

     (ix) entered into any agreement, arrangement or transaction with any of its
directors,   officers,   employees  or  shareholders   (or  with  any  relative,
beneficiary, spouse or Affiliate of any such Person);

     (x) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees;

     (xi) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

     (xii) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by U.S. GAAP;

     (xiii) amended, modified or consented to the termination of any Material Contract or the Company's rights thereunder;

     (xiv) amended or restated the Certificate of Formation or the Limited Liability Company Agreement (or other organizational documents) of the Company;

     (xv) made any express or deemed election or settled or compromised any liability, with respect to (A) Taxes of the Company or (B) Taxes, insofar as Company Items are involved, of the partners of the Company; or

     (xvi) agreed, whether in writing or otherwise, to take any of the actions specified in clauses (i) through (xv) above or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in clauses (i) through
(xv) above, except as expressly contemplated by this Agreement.

     SECTION 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions, or to the best knowledge of the Company and the Seller threatened Actions, by or against the Company or affecting any of the Assets, pending before any Governmental Authority (or threatened to be brought by or before any Governmental Authority). Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor any of the Assets is subject to any Governmental Order (nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

     SECTION  3.11.   Compliance   with  Laws.   (a)  Except  as  set  forth  in
Section 3.11(a) of the Disclosure Schedule, the Company has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any of the Assets or the Business, and the Company is not in violation of any such Law or Governmental Order.

     (b) Other than the Order, there is not any Governmental Order applicable to the Company or any of the Assets or the Business.

     SECTION 3.12. Material Contracts. (a) Section 3.12(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral contracts and agreements) of the Company (such contracts and agreements being "Material Contracts"):

     (i) all Artist Agreements;

     (ii) all joint venture agreements (other than Artist Agreements);

     (iii) all executory contracts and agreements relating to Indebtedness of the Company, including, without limitation, any guarantee of any Indebtedness;

     (iv) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

     (v) all leases whether relating to real or personal property;

     (vi) all agreements containing provisions giving any party thereto (other than the Company) the right to terminate or modify such agreement pursuant to a "key man" clause;

     (vii) all contracts and agreements between or among the Company and the Seller or any Affiliate of the Company which have terms in excess of one year or involve payments in excess of $50,000;

     (viii) all contracts and agreements granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company;

     (ix) all in-house or staff producer arrangements (as such terms are customarily used in the record industry); and

     (x) all distribution agreements, manufacturing agreements and license or sublicense agreements to which the Company is a party.

     (b) Except as disclosed in Section 3.12(b) or 3.13 of the Disclosure Schedule, each Material Contract: (i) is valid and binding, in accordance with its terms, on the Company, (ii) to the best knowledge of the Company and the Seller, has not been breached by any other party thereto in any material manner and (iii) the consummation of the transactions contemplated by this Agreement shall not cause such Material Contract not to continue in full force and effect without penalty. Neither the Company, nor to the best knowledge of the Company and the Seller, any other party to any Material Contract, is in material breach of, or default under, any Material Contract.

     SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list and a brief description of each Trademark owned by or licensed to the Company. Except as otherwise described in
Section 3.13(b) of the Disclosure Schedule, in each case where a U.S. Federal Trademark registration or application for registration listed in Section 3.13(a) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the national trademark office from which the original registration issued or before which the application for registration is pending.

     (b) Except as  disclosed in  Section 3.13(b)  of the  Disclosure  Schedule:
(i) all the Intellectual Property used by the Company is owned by the Company free and clear of any Encumbrance or intellectual property rights of third parties to acquire or reacquire any interest therein and (ii) no Actions have been made or asserted or are pending (nor, to the best knowledge of the Company or the Seller, has any such Action been threatened) against the Company either
(A) based upon or challenging or seeking to deny or restrict the use by the Company of any of such Intellectual Property or (B) alleging that any products manufactured or sold by the Company are being manufactured or sold in violation of any copyrights or trademarks, or any other intellectual property rights of any Person. To the best knowledge of the Company and the Seller, and except as set forth in Section 3.13(b) of the Disclosure Schedule, no Person is using any trademarks, service marks, trade names or trade secrets that are confusingly similar to, or copyrights that infringe upon, such Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property related to Trademarks or to the Artist Agreements listed in Section 3.12(a)(i) of the Disclosure Schedule.

     SECTION 3.14. Assets. (a) Except as disclosed in Sections 3.13 and 3.14(a) of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the properties and assets used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.14(a) of the Disclosure Schedule and
(ii)as disclosed in the Financial Statements.

     (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, following the consummation of the transactions contemplated by this Agreement, the Company will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any Material Adverse Effect or any increase in rentals, royalties or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, the Company shall own and possess all documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business or otherwise.

     SECTION 3.15. Employee Benefit Plans; Labor Matters. (a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, program, arrangement and contract maintained, sponsored or contributed to by the Company for the benefit of any current or former employee, officer or director of the Company (the "Company Benefit Plans"). The Company has delivered to the Purchaser a true, complete and correct copy of each Company Benefit Plan and each material document prepared in connection with each Company Benefit Plan.

     (b) With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability under the terms of such Company Benefit Plans or any applicable Law.

     (c) The Company is not a party to any collective bargaining nor other labor union contract applicable to persons employed by the Company and no collective bargaining agreement or other labor union contract is being negotiated by the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company. Neither the Company nor any of its respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency pending or threatened.

     (d) Except as otherwise required by Law, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person. In addition, the Company does not presently sponsor, maintain or contribute to, nor has the Company ever sponsored, maintained or contributed to, any retirement plan, pension plan, deferred compensation plan or severance plan.

     SECTION 3.16. Taxes. (a) The Company has duly filed, on or before the due date therefor or the expiration of any extended period for filing, all federal, state, local and foreign Returns required to be filed for the tax periods ending on or prior to the Closing Date by the Company, which returns or reports are in all material respects true, correct and complete and disclose as having become due and payable all Taxes due and payable for the periods covered therein and has properly in all material respects reported each item required to be reported on such Return. The Company has paid all Taxes reflected in such Returns and all other Taxes currently due to any Governmental Entity for the tax periods ending on or prior to the Closing Date, whether payable pursuant to a return or as a result of an audit. There are no Tax liens on any assets of the Company.

     (b) The Company has been classified (and has been classified since the date of the Seller's acquisition of the Company) as a partnership for federal income tax purposes and for state and local tax purposes in all state and local jurisdictions in which such treatment is relevant, and none of the Company, any of the partners of the Company or any taxing authority has taken a position inconsistent with such treatment. The Company does not have in effect an election pursuant to Section 754 of the Code.

     SECTION 3.17. Insurance. Section 3.17 of the Disclosure Schedule sets forth a complete list of all policies of insurance (including, without limitation, errors and omissions insurance) that the Company has or has had in effect during the last three years. At the time of the Closing, all insurance policies currently in effect will be outstanding and duly in force.

     SECTION 3.18. Full Disclosure. (a) The Seller is not aware of any facts pertaining to the Company or the Business which affect adversely the Company or the Business or which are likely in the future to affect adversely the Company or the Business and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements.

     (b) No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     SECTION 3.19. Brokers. Other than Donaldson, Lufkin & Jenrette ("DLJ"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.


                             ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

     SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Restated LLC Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Restated LLC Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement and the Restated LLC Agreement have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement and the Restated LLC Agreement constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their terms.

     SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement and the Restated LLC Agreement by the Purchaser does not and will not (a) violate, conflict with or result in the breach of any provision of the charter, by-laws, limited liability company agreement, certificate of formation, partnership agreement or similar organizational documents of Holding or Investor, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) except as would not materially delay or prevent the performance by the Purchaser of any of its obligations pursuant to this Agreement, conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either of the Purchaser is a party or by which any of such assets or properties are bound or affected.

     SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Restated LLC Agreement by the Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

     SECTION 4.04. Brokers. Except for the monitoring fee in the amount of $100,000 per year payable by the Company to Wasserstein & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


                                 ARTICLE V

                            ADDITIONAL AGREEMENTS

     SECTION 5.01. Conduct of Business Prior to the Closing. The Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the time of the Closing, the Company shall conduct its business in the ordinary course and consistent with the Company's prior practice.

     (b) Except as described in Section 5.01(b) of the Disclosure Schedule, the Seller covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, the Company will not do any of the things enumerated in the second sentence of Section 3.09 (including, without limitation, clauses (i) through (xvi) thereof).

     SECTION 5.02. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall cause the Company's officers, directors, employees, agents, representatives, accountants and counsel to:
(i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Business; and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company and the Business as the Purchaser may from time to time reasonably request.

     (b) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

     (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Company after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain the books and records of the Seller which relate to the Company and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser or the Company and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser or the Company reasonable access (including the right to make photocopies, at the expense of the Purchaser or the Company), during normal business hours, to such books and records.

     SECTION 5.03. Confidentiality. The Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to:
(i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to the Artists Agreements, the Intellectual Property, trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business and the Company,
(ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser or the Company may seek a protective order or other remedy or waive compliance with this Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waive compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Seller agrees and acknowledges that remedies at law for any breach of its obligations under this
Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

     SECTION 5.04.  Regulatory and Other  Authorizations;  Notices and Consents.
(a) Each of the parties  hereto shall use all  reasonable  efforts to take,  or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     (b) The Seller and the Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller or the Company is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

     SECTION 5.05. Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect and (ii) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company or the Business.

     SECTION 5.06. Use of Intellectual Property. The Seller acknowledges that from and after the Closing, all Intellectual Property shall be owned by the Company, that neither the Seller nor any of its Affiliates shall have any rights in the Intellectual Property and that neither the Seller nor any of its Affiliates will contest the ownership or validity of any rights of the Purchaser or the Company in or to the Intellectual Property.

     SECTION 5.07. No Solicitation. As a separate and independent covenant, the Seller agrees with the Purchaser that, for a period of three (3) years following the Closing, the Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business or the Company as of the Closing, interfere with or attempt to interfere with, call upon, solicit or otherwise do, or attempt to do business with any artists party to any Artist Agreement existing on the Closing Date or disclosed in Section 3.12(a) of the Disclosure Schedule, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business or the Company, or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company. The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.07.

     SECTION 5.08. Obtaining the Order. The Seller shall, and shall cause the Company to, use its best efforts to obtain an Order from the Bankruptcy Court substantially in the form attached hereto as Exhibit A as soon as practicable.

     SECTION 5.09. Distribution Arrangements. Until December 31, 1997, to the extent it is able, the Seller will cause its Affiliate, INDI Records, to distribute Records on behalf of the Company, if so requested by the Purchasers, upon substantially the same terms (including an all-in distribution fee (i.e. inclusive of all changes for warehousing returns and refurbishing) of 13% of net billings) as INDI Records has done so in the past except that all such Records shall be delivered only on cash-on-delivery payment terms, the Company shall approve the price category in which each such Record is offered and the manufactured quantities in each instance, and on other terms no less favorable than the terms on which INDI Records distributes records for other labels; provided, however, that nothing in this Section 5.09 shall prevent the Seller from selling or implementing a restructuring plan that affects INDI Records (other than Consigned Inventory as defined below) or any assets or stock owned by the Seller. All inventory delivered by the Company to INDI after the date hereof shall be treated as being delivered on consignment ("Consigned Inventory") and the Seller shall cause its Affiliates to execute such further instruments and agreements as the Purchaser reasonably requests in order to effect such treatment. The arrangements set forth in this paragraph may be terminated by Purchaser, in its sole discretion, at any time.

     SECTION 5.10. Tax Matters. (a) From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority having jurisdiction over Taxes (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("Returns") relating to the Company that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to any taxable period ending after the Closing Date). For Federal income tax purposes, Seller and Purchaser shall treat the purchase of the Units in the Company pursuant to this Agreement as a purchase of a proportionate share of the assets of the Company followed by a contribution of such assets to a newly-formed entity. Returns of the Company not yet filed for any taxable period that ends on or before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company (except to the extent counsel for the Seller or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Return cannot be so prepared and filed without being subject to penalties). The Seller shall pay or cause to be paid when due and payable all Taxes with respect to the tax returns of the Company for any taxable period ending on or before the Closing Date (including any Taxes payable as a result of an audit or other examination of the tax returns by a taxing authority or a judicial decision) and the Purchaser shall so pay or cause to be paid Taxes for any taxable period after the Closing Date;

     (b) for purposes of Section 5.10, Taxes relating to the period before the Closing Date shall include: (i) Taxes imposed on the Company with respect to taxable periods of such person ending on or before the Closing Date, and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company or which are allocable, pursuant to Section 5.10(c), to the portion of such period ending on the Closing Date;

     (c) in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

     (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended one day before the Closing Date; and

     (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

     SECTION 5.11. Section 754 Elections. If not detrimental to the Seller, the Seller shall cause the Company to make the election described in Section 754 of the Code for such Company's taxable year which ends on or includes the Closing Date, at, and only at, the Purchaser's request.

     SECTION 5.12. Record Purchase. Purchaser shall have the right to cause the Company at any time to purchase all or any portion of the Records manufactured from Masters owned, produced or recorded by the Company that are in the possession of, or at facilities owned by, the Seller at a price equal to the out-of-pocket costs incurred by the Company and the Seller in manufacturing and shipping the Records as determined in good faith by the Seller and the Company; provided, however, that nothing in this paragraph shall release, or prejudice, any claim the Company has against the Seller or its Affiliates in respect of Records not so repurchased.

     SECTION 5.13. Funding. Purchaser shall contribute to the capital of the Company (i) $3,000,000 on the date of the Closing; (ii) an additional $7,950,000 in accordance with Company budgets; and (iii) an additional $8,000,000 in the event the Company secures the assignment of the recording contract among Cheryl James and Sandra Denton (a/k/a "Salt -n- Pepa") from MCA Records Inc. and Jireh Records, Inc.; all subject to, and in accordance with, the terms of the limited liability company agreement of the Company, including the condition that the Company not have suffered any Material Adverse Effect after the Closing but prior to the making of any such capital contribution.

     SECTION 5.14. Alternative Transactions. Sellers shall use all reasonable efforts to obtain the approval of the Bankruptcy Court, on or before August 13, of the provisions in Section 8.01(c)(iii).

     SECTION 5.15. Support Services. Seller hereby agrees to provide the Company access to and use of all computer servers and networks and related support services consistent with past use by, and the needs of, the Company at no cost (other than out-of-pocket expenses paid to third parties) for a period of 60 days after the date hereof, and thereafter, at the sole discretion of the Company, until a date not later than December 31, 1997 on arms's length terms.

     SECTION 5.16. Intercompany Accounts. As soon as possible after the Closing, the Seller shall seek Bankruptcy Court approval of the settlement between the Company and the Seller pursuant to which all receivables, payables, and other accounts between the Company and the Seller shall be cancelled with no payment therefor.

     SECTION 5.17. Certain Consents. Purchaser shall use all reasonable efforts to obtain the consent of Delicious Vinyl, Inc. to the contribution of the membership interests of Delicious Vinyl, L.L.C. (the "Delicious Vinyl Interests") to the Company from a wholly owned subsidiary of the Seller, Red Ant Holdings, Inc. (the "Seller Sub"), and the subsequent distribution, by way of dividend, merger or liquidation, by the Seller Sub to the Seller of the Units owned by Seller Sub. In the event that such consent is not obtained to the contribution of the Delicious Vinyl Interests to the Company, the Purchaser shall purchase the stock of the Seller Subs, or enter into such other arrangement as is reasonably acceptable to the Seller and the Purchaser. Prior to Closing, Purchaser shall obtain from Delicious Vinyl, Inc. a release of all claims that Delicious Vinyl, Inc. has or may have against Seller, its Affiliates, directors, officers and employees relating to matters occurring prior to Closing.

     SECTION 5.18. Seller Board of Directors. The Purchaser has the right to designate the persons who would fill two currently vacant director's seats on the Seller's board of directors. The Purchaser grants such right to the Seller and the Seller agrees to designate persons who would be independent directors, unaffiliated with the Seller, the Purchaser, or any of their respective Affiliates. The Purchaser and its Affiliates agree to support the increase in the number of the Seller's directors from nine to ten, so long as the tenth director is an independent director unaffiliated with the Seller, the Purchaser or any of their Affiliates.

                                ARTICLE VI

                           CONDITIONS TO CLOSING

     SECTION 6.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.01(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by duly authorized officers thereof;

     (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

     (c) Resolutions. The Seller shall have received from the Purchaser instruments evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     (d) Incumbency Certificate. The Seller shall have received certificates of a Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

     (e) Order. (i) (A) The Order shall have been entered with respect to the Seller and the Company and (B) no order staying the transactions contemplated by this Agreement shall then be in effect; (ii) all conditions and directions contained in the Order shall have been complied with to the extent necessary such that the Order is, and will remain, effective without any material modification thereto assuming continued compliance with the provisions thereof.

     SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the

     Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

     (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Purchaser believes, in its sole and absolute discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect; provided, however, that the provisions of this Section 6.02(b) shall not apply if the Purchaser has solicited or encouraged any such Action;

     (c) Resolutions. The Purchaser shall have received true and complete copies, certified by a Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller and the shareholders of the Seller evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     (d) Incumbency Certificate. The Purchaser shall have received a certificate of the Secretary or the Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

     (e) Order. (i) (A) The Order shall have been entered with respect to the Seller and the Company, and (B) no order staying the transactions contemplated by this Agreement shall then be in effect; (ii) all conditions and directions contained in the Order shall have been complied with to the extent necessary such that the Order is, and will remain, effective without any material modification thereto assuming continued compliance with the provisions thereof; provided, however, that the Purchaser shall be under no obligation to comply with any such condition or direction which it deems, in the exercise of its good faith judgment, to be material if such condition or direction is not contained in the form of the Order attached hereto as Exhibit A and in such event, may instead elect in its sole and absolute discretion to terminate this Agreement pursuant to Section 7.01(e); and (iii) the Order shall not modify in any respect materially adverse to the Purchaser the terms and conditions of this Agreement or the transactions contemplated hereby;

     (f) Material Adverse Effect. Since July 14, 1997, no Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which would reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of this provision no fact or circumstance of which any of Wasserstein Perella Group, Inc. or its affiliates the Purchaser has actual knowledge as of the date hereof shall be considered a Material Adverse Effect; and

     (g) Release of DIP Security Agreements. All security arrangements between the Company, the Seller and The Chase Manhattan Bank ("Chase") entered into in connection with the provision by Chase of debtor-in-possession ("DIP") financing to the Company and affecting any assets of the Company shall have been released in full, and through the Closing Date the Seller shall have provided financing to the Company, made available to the Seller by Chase from such DIP financing for provision to the Company, in an amount of at least $1,050,000. The parties acknowledge that the Company shall have no obligation to repay such amount.

                               ARTICLE VII

                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the Seller contained in this Agreement, and all statements contained in this Agreement and in any certificate or other document delivered by the Seller in connection with the transaction contemplated hereby shall not survive the Closing.

                                ARTICLE VIII

                            TERMINATION AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by the mutual written consent of the Seller and the Purchaser;

     (b) by the Purchaser if (i) any material representation or warranty of the Seller contained in this Agreement shall not have been true and correct when made; (ii) the Seller shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement; (iii) if any of the terms and conditions contained in the Order shall not have been complied with to the extent necessary such that the Order is and shall remain effective without any modification thereto; (iv) if the Order (or any other order of the Bankruptcy Court applicable to the transactions contemplated hereby) shall contain any term or condition that is not contained in the form of Order attached hereto as Exhibit A and that is materially adverse to the Purchaser; (v) the Closing shall not have occurred on or before August 19, 1997; provided, however, the Purchaser is not the party whose failure to fulfill any obligation under this Agreement shall have been the cause of the Closing not occurring on or before such date; or (vii) in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by the Seller if the following conditions are met: (i)a Person makes a proposal or offer for the Company (including, without limitation, any proposal or offer to its members) that constitutes, or may reasonably be expected to lead to, an Alternative Transaction (as defined below) or the Company agrees to, or endorses an Alternative Transaction; (ii) subject to the approval of the Bankruptcy Court, the Purchaser shall have received $100,000 in cash from the Seller, it being understood that in the event the Bankruptcy Court does not approve such payment, Purchaser shall have not claim against Seller with respect thereto and (iii) subject to the approval of the Bankruptcy Court, the Purchaser shall have been reimbursed for up to $250,000 of its costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, financing sources and accountants, incurred by the Purchaser in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereby (the "Purchaser Expenses") by the Seller, it being understood that in the event the Bankruptcy Court does not approve such payment, Purchaser shall have no claim against Seller with respect thereto. An "Alternative Transaction" means (A) an acquisition or purchase of all or any portion of the Interests of the Company, (B) a merger, consolidation, share or interest exchange, business combination or other similar transaction with the Company or (C)any sale, lease, exchange, transfer or other disposition of any assets of the Company.

     SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Sections 5.03, 8.02(c) and 9.01 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement.

     (b) Notwithstanding the foregoing, if the Closing does not occur because of the failure to satisfy the conditions to the Purchaser's obligation to effect the Closing contained in Section 6.02 as a result of the breach of this Agreement by the Seller, then the Seller shall reimburse the Purchaser in the amount of the Purchaser Expenses.

     SECTION 8.03. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE IX

                                GENERAL PROVISIONS

     SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.02):

     (a) if to the Seller:

     Alliance  Entertainment  Corp.  110 East 59th  Street  New  York,  NY 10022
Telecopy: (212) 750-8045 Attention: Christopher Joyce, Esq.

     with a copy to:

     Cahill, Gordon & Reindel 80 Pine Street New York, NY 10005 Telecopy: (212) 269-5420 Attention: Stephen A. Greene, Esq.

     (b) if to the Purchaser:

     Cypress  Ventures,  Inc. 31 West 52nd Street New York,  NY 10019  Telecopy:
(212) 969-7879 Attention: W. Townsend Ziebold, Jr.

     with a copy to:

     Shearman & Sterling 599 Lexington Avenue New York, New York 10022 Telecopy:
(212) 848-7179 Attention: Peter D. Lyons, Esq.

     SECTION 9.03. Public Announcements. Except as may be required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

     SECTION  9.04.  Headings.   The  descriptive  headings  contained  in  this
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

     SECTION 9.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate without the consent of the Seller.

     SECTION 9.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.03.

     SECTION 9.10. Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                        ALLIANCE ENTERTAINMENT CORP.


                  By:
                     ------------------------------------------
                        Name:
                        Title:

                        CYPRESS VENTURES, INC.,
                        on behalf of itself and an affiliate of Wasserstein Perella Group, Inc. to be designated at a future date


                  By:
                     -------------------------------------------
                        Name:     W. Townsend Ziebold, Jr.
                        Title:    President